As filed with the Securities and Exchange Commission on August 22, 2012

Registration No. 333-129425

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8 Registration Statement

Under

the Securities Act of 1933

EDGAR Online, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1447017
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11200 Rockville Pike, Suite 310 Rockville, Maryland	20852
(Address of Principal Executive Offices)	(Zip Code)

EDGAR Online, Inc. 2005 Stock Award and Incentive Plan

(Full title of the plan)

David A. Gardella

President

c/o R.R. Donnelley & Sons Company

111 South Wacker Drive

Chicago, Illinois 60606

(Name, address and telephone number, including area code, of agent for service)

(312) 326-8000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY STATEMENT

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) filed by EDGAR Online, Inc., a Delaware corporation (the “Company”), deregisters all shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), that had been registered for issuance under the EDGAR Online, Inc. 2005 Stock Award and Incentive Plan on the Company’s Registration Statement on Form S-8 (File No. 333-129425) (the “Registration Statement”) and that remain unsold upon the termination of the offering of shares of Common Stock covered by the Registration Statement.

On August 14, 2012, pursuant to an Agreement and Plan of Merger, dated as of May 21, 2012, by and among R.R. Donnelley & Sons Company, a Delaware corporation (“Parent”), Leo Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), and the Company, Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all of its securities registered but unsold under the Registration Statement as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 22, 2012.

EDGAR ONLINE, INC.

By:	/s/ David A. Gardella
David A. Gardella President